Consent of Independent Accounts

We hereby consent to the Incorporation by reference in the Registration Statement nos. 33-34490, 33-34037, 33-21360, 33-00201, 2-64261, 33-05904,
33-40249, 33-43823, 333-02827, 333-02825, 333-66211, and 333-77167 of Whirlpool
Corporation and Registration Statement nos. 33-26680 and 33-53196 of Whirlpool Corporation pertaining to the Whirlpool Savings Plan and Registration Statement no. 333-66163 of Whirlpool Corporation pertaining to the Whirlpool 401(K) Plan of our reports dated January 18, 1999 with respect to the consolidated financial statements of Brasmotor S.A. and its subsidiaries, Multibras S.A. Elecrodomesticos and its susidiaries and Empresa Brasileira de Compressores S.A.-EMBRACO and its subsidiaries, included in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Auditores Independentes

Sao Paulo, Brazil
March 17, 2000